Exhibit 10.2

INTERNATIONAL ISOTOPES INC

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (as it may be amended or supplemented, this "Agreement") is entered into as of May 16, 2012, effective as of February 29, 2012 (the "Effective Date"), by and between International Isotopes Inc., a Texas corporation ("Company"), and Stephen Laflin.

RECITALS

A.

Company desires to employ Employee as its President and CEO because of his experience and expertise and to secure his services upon the terms and subject to the conditions set forth in this Agreement.

B.

Employee desires and is willing to accept such employment upon such terms and subject to the conditions.

THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, Company and Employee agree as follows:

1.

Employment.  Upon the terms and subject to the conditions contained in this Agreement, Company hereby employs Employee; and Employee hereby accepts such employment, upon such terms and subject to such conditions.

2.

Duties and Authority.

2.1

Duties of Employee.  During the term of this Agreement, Employee will serve as Company's Chief Executive Officer of International Isotopes and will faithfully and to the best of his ability perform such duties consistent with the position of President and CEO as are determined and directed by the Board of Directors, or as are necessary in the reasonable judgement of the Employee, to carry out his duties under this Agreement. In his capacity as President and Chief Executive Officer, Employee will be generally responsible for the implementation of directives of, and policies and procedures adopted by the Board of Directors and for the overall day-to-day management of duties.  In performing his duties under this Agreement, Employee will fully support and cooperate with Company's efforts to develop its markets, expand its business, and operate profitably and in conformity with business and strategic plans approved from time to time by Company's Board of Directors.

2.2

Direction from the Board of Directors and Chairman of the Board.  Employee will look primarily to the Board of Directors for direction and guidance as to the performance of Employee's duties under this Agreement; however, to facilitate communication between Employee and the Board of Directors, Employee will report on the status of Employee's activities and the performance of Employee's duties to the Chairman of the Board of Company at such times as he may be requested. Employee will receive and participate in a performance review with the Chairman of the Compensation Committee every six months or other times if required.

2.3

Employee’s Authority.  In performing his duties under this Agreement, Employee will have such authority as is necessary for him to implement the directives of, and policies and procedures adopted by the Board of Directors of the Company and to oversee the management of the Company’s day to day affairs; but, from time to time as thought appropriate by Employee or Company’s Chairman of the Board, Employee will discharge his duties in consultation with and under the direction of the Chairman of the Board of Company. Without limiting the generality of the foregoing, in exercising his authority as Chief Executive Officer of Company, Employee will have the authority for employing, dismissing, and assigning job duties and responsibilities to Company’s employees.

Employment Agreement

2.4

Time and Attention to Services.  Employee will devote all of his time and attention to the performance of his duties to Company during the term of this Agreement. Company, however, recognizes that Employee may be engaged in other non-conflicting passive business investments and in community activities unrelated to his duties under this Agreement that will require some portion of his time, and Company hereby consents to Employee’s attention to such other activities so long as such activities (a) do not hinder Employee’s ability to perform his duties under this Agreement and (b) do not represent a conflict of interest in contravention of the agreements contained in paragraph 9 or a competitive activity in contravention of the agreements contained in paragraph 11 of this Agreement.

2.5

Election as an Officer.  Company will cause Employee to be elected to the office of Chief Executive Officer and Board of Directors (as to such other offices, if any, as Company’s Board of Directors determines to be appropriate).

3.

Term and Termination.

3.1

Term.  This Agreement is effective as of the Effective Date and will continue in effect until February 28, 2017, unless it is (a) terminated in accordance with paragraph 3.2 or (b) extended in accordance with paragraph 3.3.

3.2

Termination.  This Agreement may be terminated prior to February 28, 2017, as follows:

(a)

Termination by Mutual Consent.  This Agreement may be terminated at any time by the written mutual consent of Company and Employee.

(b)

Termination By Company for Cause.  This Agreement may be terminated by Company at any time for Cause by the delivery to Employee of a written notice of termination stating the effective date of termination and the basis upon which this Agreement is being terminated.  As used in this Agreement, the term “Cause” means (a) a material default in the performance of Employee’s duties under this Agreement, or (b) Employee’s dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, willful violation of any law, rule, or regulation, action (or omission) involving moral turpitude and reflecting unfavorably upon the public image of Company or its Affiliates, or action (or omission) abiding or abetting a competitor, supplier or customer of Company or its Affiliates to the material disadvantage of Company or its Affiliates; and the term “Affiliate” means any other person or entity who directly controls, is controlled by, or is under common control with Company or any Affiliate of Company (and “control” means possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of voting securities or otherwise).  In the event of termination for Cause, Employee will be entitled to such salary and benefits as have accrued under this Agreement through the effective date of termination, but will not be entitled to any other salary, benefits, or other compensation after such date.

(c)

Termination By Company Without Cause.  This Agreement may be terminated by Company at any time without Cause by (a) the delivery to Employee of a written notice of termination not less than 60 days prior to the effective date of termination, or (b) a vote by the Board of Directors and Shareholders to effect the sale or dissolution of Company, or (c) taking action to make the Company Private such that its shares are no longer traded on the OTCBB or other national exchange.  Upon such termination, Employee will be paid salary and benefits as provided in this Agreement through the effective date of termination and for the period of 12 months after such date. The Company will not be obligated to issue shares of common stock pursuant to this paragraph 4.3 of this Agreement or pay any bonus after the effective date of termination except for bonus payments approved by the Board of Directors and Compensation Committee prior to the effective date of termination.

(d)

Termination by Employee.  This Agreement may be terminated by Employee at any time, with or without Cause, by the delivery to Company of a written notice of termination not less than 90 days prior to the effective date of termination.  In the event of termination by Employee, Employee will be entitled to such salary and benefits as have accrued under this Agreement through the effective date of termination, but will not be entitled to any other salary, benefits, or other compensation after such date.

Employment Agreement

(e)

Termination Upon Death or Disability of Employee.  This Agreement will be terminated immediately upon the death or permanent disability (which shall be determined in accordance with Company’s disability plan as then in effect, or if no such plan is then in effect, as determined in good faith by Company’s Board of Directors at such time as Employee becomes physically or mentally incapable or properly performing his duties under this Agreement and such incapacity will exist or can reasonably be expected to exist for a period of ninety days or more) of Employee.  In either such event, Employee or his beneficiary as designated in writing to Company (or his estate, if no such beneficiary has been designated) will be entitled to such benefits (i) as are consistent with Company policy then if effect or (ii) as are determined by Company’s Board of Directors in its sole discretion.

3.3

Extension of Term. At the time within six (6) months prior to expiration of this agreement, Employee and Company may decide by mutual agreement to extend the term of the agreement.  Mutual agreement to extend the term of this Agreement shall be evidenced by  a written agreement executed by Company and Employee..  Any extended term of this Agreement may be terminated as set forth in paragraph 3.2 above, unless otherwise agreed in writing by Company and Employee.  In the event the term of this agreement is not reset by mutual agreement by Employee and Company, the original terms of the agreement will continue in force and the termination date will remain February 28, 2017.

4.

Compensation.

4.1

Base Annual Salary.  In consideration for the performance of his duties under this Agreement, Employee will be paid a base annual salary of $200,000, which shall be payable (less applicable withholding for federal taxes) in semi-monthly installments or otherwise in such manner as the salaries of other executive officers of Company are paid in accordance with Company policy.

4.2

Annual Salary Review.  Upon each anniversary of the Effective Date of this Agreement, the Employee Base Annual Salary shall be increased by $5,000.  Company’s Board of Directors and Compensation Committee will review Employee’s salary level on an annual basis and may elect, on the basis of such review, to increase Employee’s base annual salary further and/or grant an annual bonus; but any such further increase in Employee’s Salary and/or annual bonus grant will be made solely at the discretion of Company’s Board of Directors.

4.3

Common Stock Grant.

(a)

Upon each anniversary of the Effective Date of this Agreement, Employee will receive $28,000 payable in fully vested shares of Company common stock issued under the Company's 2006 Equity Incentive Plan, or any future equity compensation plan of the Company that replaces such plan.  The number of shares of Company common stock to be issued shall be calculated using the average closing price of the common stock for the 20 trading days prior to each anniversary; provided, however, that if the average closing price of the common stock of the Company for the 20 trading days prior to the anniversary is below $0.10 per share, than number of shares of Company common stock to be issued shall be calculated based on a price of $0.10 per share.

(b)

In connection with any issuance of shares to Employee pursuant to paragraph 4.3(a), the Company will pay Employee's share of any applicable employment taxes and any applicable income taxes required to be withheld and remitted to the applicable tax authority solely with respect to the compensation income arising from Employee's receipt of such shares.  While Employee is ultimately responsible for all taxes owned in connection with this Award (e.g., upon receipt of the shares), the Company will withhold from the shares otherwise payable to Employee the number of whole shares of the Company's common stock required to satisfy Employee's share of any applicable employment taxes and any applicable income taxes required to be withheld and remitted to the applicable tax authority as a result of all additional compensation income resulting from such payment contemplated by this Section 4.3(b), as determined by the Company, the number of shares to be determined by the Company based on the closing price of the Company's common stock on the date the Company is required to withhold; provided that the value of shares so withheld will not exceed the minimum applicable withholding rate.

Employment Agreement

4.4

Housing Allowance.  The company will provide a monthly housing allowance of $6,000 that will be paid directly to Employee. In connection with the Housing Allowance payments pursuant to this paragraph 4.4, the Company will make additional cash payments to Employee to fully "gross-up" Employee with respect to Employee's tax obligations, including both Employee's tax withholding obligations and any additional taxes, that arise with respect to Employee's receipt of such Housing Allowance.

4.5

Independent Consideration.  Concurrently with the execution of this Agreement, Company is making a payment of $100 to Employee as independent and additional consideration (“Independent Consideration”) for Employee’s agreement to comply with the provisions of paragraph 11 of this Agreement.

5.

Expenses and Reimbursements.  Employee will be entitled to reimbursement for reasonable out-of-pocket expenses incurred by Employee that are directly attributable to the performance of Employee’s duties under this Agreement.  Employee will adhere to Company’s customary practices and procedures with respect to incurring out-of-pocket expenses and will present such expense statements, receipts, vouchers, or other evidence supporting expenses incurred by Employee as Company may from time to time request.

6.

Benefits.  During the term of this Agreement, Employee will be entitled to the benefits generally provided or made available to other executive officers of Company, including, but without limitation, such group medical (including dental) insurance and life insurance benefits as are made available to employees of Company generally and participation in any “cafeteria” plan or retirement plan that may be available to employees of Company (subject, however, to (i) eligibility and (ii) modification or elimination in accordance with Company’s standard policies as in effect from time to time) and to the following specific benefits:

(a)

Vacation.  Employee will be entitled to  twenty  working days in any calendar year (160 hours)  The Employee shall also be entitled to “sell back” to Employer an amount of vacation not to exceed 160 hours per year of total aggregate accrued vacation benefit.  The value of such “sell back” shall be calculated based upon the Employee’s salary in the year of the “sell back”.

(b)

Sick Leave.  Employee will be entitled to the benefits, and subject to all provisions of, Company’s standard policies and procedures regarding sick leave and time off.

7.

Confidentiality and Non-Disclosure.  Employee acknowledges that in the performance of his duties to Company under this Agreement he will gain a close, personal, and special influence with Company’s customers and suppliers and will obtain and/or develop certain trade secrets and valuable, confidential information of or pertaining to Company or its Affiliates, including, but without limitation, information concerning the following: operations; business opportunities; price and cost information; finances; customer names; customer prospects, and customer lists; the terms of contracts with customers, suppliers, and agents; business plans; marketing and sales plans; sales techniques; manuals; letters; notebooks; procedures; reports; products; processes; specifications; services; inventions; research and development; and other concepts or ideas involving or relating to the business or prospective business of Company (collectively, “Confidential Information”), which Confidential Information has been or will be uniquely developed by or for Company or its Affiliates and cannot be readily obtained by third parties from outside sources.  Employee accordingly agrees as follows:

(a)

Detrimental Statements.  For so long as this Agreement remains in effect and for a period of 24 months after the date of termination or expiration of this Agreement (the “Applicable Period”), Employee will not, directly or indirectly, in any individual or representative capacity whatsoever, make any statement, oral or written, or perform any act or omission which is or could be detrimental in any material respect to the goodwill of Company, provided that any truthful statement made by Employee in good faith shall not violate this subparagraph.

Employment Agreement

(b)

Covenant of Confidentiality.  All Confidential Information and other information communicated to Employee by, or otherwise belonging to, Company, its Affiliates, or their customers, whether before or after the Effective Date, shall at all times be held in strict confidence, shall be used only for the purpose of this Agreement, and shall not be disclosed by Employee without the prior written consent of Company, except as may be necessary by reason of legal, accounting, or regulatory requirements beyond the reasonable control of Employee.

(c)

Return of Lists, Books, Records, and Property.  Upon the expiration of the term or termination of this Agreement, Employee will surrender to Company all tangible Confidential Information in the possession of Employee, including, but without limitation, the originals and all copies of all lists, books, and records of or pertaining to any Confidential Information, and all other property in the possession of Employee belonging to Company or any of its Affiliates.

(d)

Right to Injunctive Relief.  Employee acknowledges that a violation or attempted violation on his part of any agreement in this paragraph 7will cause irreparable damage to Company and to its Affiliates, and accordingly Employee agrees that Company shall be entitled as a matter of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee; and such right to an injunction shall be cumulative and in addition to whatever other remedies Company may have.

(e)

Survival of Terms.  The terms and agreements set forth in this paragraph 7shall survive the expiration of the term or termination of this Agreement regardless of the reason.  The existence of any claim of Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the agreements contained in this paragraph 7

(f)

Separate Non-Disclosure Agreement.  If after the Effective Date Company so requests, Employee will enter into a separate non-disclosure agreement the provisions of which are substantially the same as those contained in this paragraph 7.

8.

Proprietary Information.  Employee agrees to promptly and freely disclose to Company in writing any and all ideas, conceptions, inventions, improvements, suggestions for improvements, discoveries, formulae, processes, designs, software, hardware, circuitry, diagrams, copyrights, trade secrets, and any other proprietary information (collectively, “Proprietary Information”), whether patentable or not, which are conceived, developed, and made or acquired by Employee, alone or jointly with others, during the period of his employment by Company or using Company’s time, data, facilities, and/or materials, and which are related to the products, business, or activities of Company or which Employee conceives, develops, makes, or acquires as a result of his employment by Company, and Employee agrees to assign and hereby does assign all of his right, title, and interest therein to Company.  Whenever requested to do so by Company, Employee will execute applications, assignments, or other instruments, which Company deems necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country, to otherwise protect Company’s interest in any Proprietary Information, or to vest title to any Proprietary Information in Company.  These obligations shall continue beyond the expiration or termination of Employee’s employment, regardless of the reason for such termination, with respect to any Proprietary Information conceived, developed, made, or acquired by Employee during the period of his employment and shall be binding upon Employee’s assigns, executors, administrators, and other legal representatives.

Employment Agreement

9.

Conflict of Interest.  In keeping with Employee’s fiduciary duties to Company, Employee agrees that while employed by Company he will not, acting along or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow a conflict of interest to continue.  Moreover, Employee agrees that he will immediately disclose to the Board of Directors any facts, which might involve any reasonable possibility of a conflict of interest.  It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, where such interest might in any way adversely affect Company, involves a possible conflict of interest.  Circumstances in which a conflict of interest on the part of Employee might arise, and which must be reported immediately by Employee to the Board of Directors, include, but are not limited to, the following: (a) ownership of a material interest in any supplier, contractor, subcontractor, customer, or other entity with which Company does business; (b) acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent, or the like, for a supplier, contractor, subcontractor, customer, or other entity with which Company does business; (c) accepting, directly or indirectly, payment, service, or loans from a supplier, contractor, subcontractor, customer, or other entity with which Company does business, including, but not limited to, gifts, trips, entertainment, or other favors of more than a nominal value; (d) misuse of Company’s information or facilities to which Employee has access in a manner which will be detrimental to Company’s interest, such as utilization for Employee’s own benefit of know-how, inventions, or information developed through Company’s business activities; (e) disclosure or other misuse of Confidential Information of any kind obtained through Employee’s connection with Company; (f) the ownership, directly or indirectly, of a material interest in an enterprise in competition with Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant, or otherwise of any enterprise which is in competition with Company; and (g) appropriation of a Corporate Opportunity, as defined in paragraph 10of this Agreement.

10.

Corporate Opportunities.  Employee acknowledges that during the course of his employment by Company he may be offered or become aware of business or investment opportunities in which Company may or might have an interest (a “Corporate Opportunity”) and that he has a duty to advise Company of any such Corporate Opportunities before acting upon them.  Accordingly, Employee agrees (a) that he will disclose to Company’s Board of Directors any Corporate Opportunity offered to Employee or of which Employee becomes aware, and (b) that he will not act upon any Corporate Opportunity for his own benefit or for the benefit of any person or entity other than Company without first obtaining the consent or approval of Company’s Board of Directors (whose consent or approval may be granted or denied solely at the discretion of Company’s Board of Directors).

11.

Non-Competition.

11.1

Covenant Not to Compete.  As an ancillary covenant to the terms and conditions set forth elsewhere in this Agreement, and in particular the covenants set forth in paragraphs 7 through10 above, and in consideration of the mutual promises set forth in this Agreement and other good and valuable consideration received and to be received, including, but without limitation, the Independent Consideration, which has been paid to Employee in consideration of Employee’s agreement to comply with the terms and conditions of this paragraph 11, Employee agrees that, during the term of this Agreement, and throughout the Applicable Period, Employee will not, directly or indirectly, own or become employed by or otherwise provide consulting services to, any business competitive with Company prior to the date of termination of this Agreement in any country in which Company commences business while this Agreement remains in effect.  Employee understands that the current business activities of Company and its Affiliates include the production of high quality radioisotopes, pharmaceutical grade radiochemicals, finished radiopharmaceuticals and diagnostic ant therapeutic medical products and that Company and its Affiliates have plans to expand the scope of such activities and the geographic area of operations of Company and its Affiliates in the near future with the direct involvement of Employee, therefore, Employee agrees that the limitations as to time, geographical area, and scope of activity contained in this covenant do not impose a greater restraint than is necessary to protect the goodwill and other business interests of Company.  If any provision of this covenant is found to be invalid in part or in whole, Company may elect, but shall not be required, to have such provision reformed, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law and, as so reformed, such provision shall be enforceable.

Employment Agreement

11.2

Right to Injunctive Relief.  Employee acknowledges that a violation or attempted violation on his part of any agreement in this paragraph 11 will cause irreparable damage to Company and its Affiliates, and accordingly Employee agrees that Company shall be entitled as a manner of right to an injunction, out of any court of competent jurisdiction, restraining any violation or further violation of such agreements by Employee; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies Company may have.  Furthermore, Employee shall be entitled to seek a declaratory judgment regarding any conduct or enterprise to determine whether or not such conduct or violation is violative of the terms of this Agreement; provided however, that no suit shall be filed until Employee has given Company at least 15 days to respond to Employee’s written request for permission to undertake certain requested acts.  The terms and agreements set forth in this paragraph 11 shall survive the expiration of the term or termination of this Agreement for any reason.  The existence of any claim of Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of the agreements contained in this paragraph 11.

11.3

Separate Non-Competition Agreement.  If after the Effective Date Company so requests, Employee will enter into a separate non-competition agreement the provisions of which are substantially the same as those contained in this paragraph 11.

12.

Indemnification.  Company, shall, and does hereby, indemnify and agree to hold Employee harmless to the fullest extent provided to officers and directors of Company under Article VII of Company’s First Amended and Restated Bylaws, as amended from time to time (the “Bylaws Indemnification”); provided that (a) Employee shall be entitled to all benefits provided to directors of Company under the Bylaws Indemnification, whether or not Employee is, or at any time is elected, a director of Company; (b) any determination of indemnification made under the Bylaws Indemnification with respect to Employee shall be made by special legal counsel selected by the mutual agreement of Company’s Board of Directors and Employee (or, if Company’s Board of Directors and Employee cannot agree, then by Company, but in such case, such legal counsel must be a partner or shareholder in a law firm headquartered in the State of Idaho or Texas and having no fewer than 100 lawyers); and (c) if for any reason the Bylaws Indemnification has been terminated or is otherwise inapplicable to Employee, Employee shall be entitled to indemnification to the fullest extent that a corporation may grant indemnification to a director, officer, and employee under the Texas Business Corporation Act, as the same exists or as it may hereafter be amended (“TBCA”), if Employee was, or is threatened to be made a named defendant or respondent in a preceding (as hereinafter defined) because Employee (i) is or was an employee of Company or an Affiliate of Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or in a similar position in a partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise in which Employee serves on behalf of Company or at Company’s request.  In the event of Employee’s death such right shall inure to the benefit of Employee’s heirs, successors, and assigns.  The indemnification granted to Employee hereunder is a contract right and shall survive the expiration of the term or termination of this Agreement and Company shall be obligated to indemnify Employee pursuant to and in accordance with this paragraph 12 regardless of whether this Agreement shall have expired or shall have been terminated.  The rights conferred above shall not be exclusive of any other right which Employee may have or hereafter acquire under any statute, bylaw, resolution of shareholders or directors, agreement or otherwise.  As used in this paragraph, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether a civil, criminal, or administrative proceeding or an arbitration or investigation, any appeal in any such action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

13.

Company’s Right of Offset.  Should Employee at any time be indebted to Company, or otherwise obligated to pay money to Company for any reason, Company, at its election, may offset amounts otherwise payable to Employee under this Agreement, including, but without limitation, salary and bonus payments, against any such indebtedness or amounts due from Employee to Company.

14.

Miscellaneous.

14.1

Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF IDAHO.

Employment Agreement

14.2

Entirety and Amendments.  This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.  This Agreement may be amended or modified only in writing executed by Employee and the Chairman of the Board or another officer of the Company expressly authorized by Company’s Board of Directors.

14.3

Notices.  Any notice or other communication hereunder must be in writing to be effective and shall be deemed to have been given when personally delivered to Employee or Company or, if mailed, on the third day after it is enclosed in an envelope and sent certified mail/return receipt requested in the United States mail.  Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective.  The address for each party for notices hereunder is as follows:

Employee:

Stephen Laflin

Company:

International Isotopes Inc.

14.4

Attorney’s Fees.  In the event that either party is required to obtain the services of an attorney in order to enforce any right or obligation hereunder, the prevailing party shall be entitled to recover reasonable attorney’s fees and court costs from the other party.

14.5

Assignability; Binding Nature.  Neither this Agreement nor any right, duty, obligation, or interest hereunder may be assigned or delegated by one party hereto without the prior written consent of the other party hereto.  This Agreement is binding upon Company and Employee and their respective successors, heirs and assigns.

14.6

Headings.  The headings of paragraphs contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

14.7

Severability.  If, but only to the extent that, any provision of this Agreement is declared or found to be illegal, unenforceable, or void, then both Company and Employee shall be relieved of all obligations arising under such provision, it being the intent and agreement of Company and Employee that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent.  If such amendment is not possible, another provision that is legal and enforceable and achieves the same objective shall be substituted therefor.  If the remainder of this Agreement is not affected by such declaration or finding and is capable of substantial performance by both Company and Employee, then the remainder shall be enforced to the extent permitted by law.

14.8  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be part of the same instrument.

Executed as of May 16, 2012 by:

FOR INTERNATIONAL ISOTOPES INC

By: /s/ Christopher G. Grosso

Name

Title: Director

EMPLOYEE

By: /s/  Stephen T. Laflin

Name

Title: President and CEO

Employment Agreement